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                                 ZLAND.COM, INC.
                             27081 Aliso Creek Road
                              Aliso Viejo, CA 92656

                                  July 13, 2000

VIA EDGAR TRANSMISSION

Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attn:  Ms. Lillian Cummins, Esq.

         Re:      ZLand.com, Inc.
                  Registration Statement on Form 8-A/A
                  Filed:    April 24, 2000
                  File No:  000-30325

Ladies and Gentlemen:

     ZLand.com, Inc. (the "Company") hereby applies for the withdrawal of its previously filed Registration Statement on Form 8-A, as amended (File No. 000-30325) (the "Registration Statement") relating to its common stock.

     The Company is concurrently filing an application for the withdrawal of its Registration Statement on Form S-1 pursuant to Rule 477 under the Securities Act of 1933, as amended.

                                                Sincerely,

                                                ZLand.com, Inc.


                                                By:  /s/ John W. Veenstra
                                                     ---------------------------
                                                Name:    John W. Veenstra
                                                Title:   Chief Executive Officer

cc:  Thomas G. Brockington, Esq.